Exhibit 99.1

Workhorse Group and Motiv Electric Trucks Executed Definitive Agreement to Combine,
Creating a Leading Medium-Duty Electric Truck OEM in North America

Joins Workhorse’s proven vehicles, manufacturing capabilities and national dealer network with Motiv’s diverse product portfolio and top fleet relationships

Positions combined company to create value by offering broader portfolio of high performing commercial
EVs at lower unit costs in the sizeable medium-duty truck market

Strengthens combined company’s financial profile through improved operational scale and simplified capital structure

Workhorse closed today on $20M sale leaseback of Union City plant and $5M convertible note

CINCINNATI, Ohio and FOSTER CITY, Calif., August [15], 2025 – Workhorse Group Inc. (Nasdaq: WKHS) (“Workhorse” or the “Company”), an American technology company focused on pioneering the transition to zero-emission commercial vehicles, and Motiv Electric Trucks (“Motiv”), a leading manufacturer of medium-duty electric trucks and buses, today announced that they have entered into a definitive merger agreement to combine in a transaction that will create a leading North American medium-duty electric truck OEM.

Under the terms of the merger agreement, following the completion of the all-stock transaction, Motiv’s controlling investor will become the majority owner of the combined company and Workhorse shareholders will maintain a significant equity stake. In connection with the merger agreement, Workhorse has completed a sale leaseback (“SLB”) and obtained convertible note financing. The transactions value the combined company at approximately $105 million.1

The combination brings together two innovators in the medium-duty electric vehicle space to better serve a blue-chip customer base and enhance value for shareholders. Building on the companies’ complementary platforms, the combined business will be a leader in the $23 billion medium-duty truck segment2 with a full range of Class 4-6 trucks. The companies believe that together, they will benefit from increased scale, an expanded product portfolio and enhanced operational efficiencies to support lower unit costs while optimizing total cost of ownership (TCO) for customers.

The combined company is expected to have a strengthened financial profile with a simplified capital structure and the financial resources to capture anticipated demand from the ongoing transition to clean energy and better help customers decarbonize their fleets.

Following the closing of the transaction, Scott Griffith, Motiv CEO, is expected to serve as CEO of the combined company and Rick Dauch, Workhorse CEO, is expected to serve as an advisor to the combined company.

“Bringing together two leading OEMs in the medium-duty space strengthens our ability to reduce the cost of electric trucks and make the total cost of ownership even more compelling,” said Scott Griffith, CEO of Motiv. “We believe this is a coming-of-age moment—not just for Motiv and Workhorse, but for the industry as a whole, and that widespread adoption of medium-duty electric trucks will come from achieving cost parity vs. ICE and diesel trucks and offering compelling long-term value. That’s exactly what we’re focused on delivering with this merger, and with a combined more than 17 million miles under our belt, we believe the transaction will put us in a strong starting position to deliver on this vision. I’m excited by the opportunity to lead the combined company, work closely with the Motiv and Workhorse teams to capture the opportunities ahead, and deliver for our customers, our shareholders and the communities in which our trucks operate.”

[1]	On an as-converted basis and inclusive of the value of the sale leaseback transaction and the convertible note transaction that were consummated in connection with signing.
[2]	Represents 2025 annual forecast of registrations as of April 2024 per S&P Global Mobility for NTEA US Commercial Vehicle Market Report, multiplied by an assumed $100,000 value per truck.

“This transaction represents a significant milestone for Workhorse, our customers, our stakeholders and our shareholders,” said Rick Dauch, CEO of Workhorse. “By combining with Motiv and completing the related transactions, we are creating a broader product offering, strengthening our near- and long-term financial position and providing Workhorse shareholders with the opportunity to participate in the upside of a leader in the medium-duty EV commercial vehicle market. We believe Motiv is the right partner to support the advancement of our combined product roadmap and capture new growth opportunities. Together, we are confident we will be even better positioned to win the commercial EV transition and create value for shareholders.”

Compelling Strategic and Financial Benefits

Workhorse and Motiv believe that the investments made into their respective businesses position the combined company to have the sector’s most scalable manufacturing, most advanced and road-tested products, and most wide-reaching go-to-market networks. As a result, the companies believe the transaction will provide significant benefits to customers and shareholders by:

●	Creating a category leader positioned for rapid innovation and scalable growth. Joining Motiv’s diverse product portfolio and top fleet relationships with Workhorse’s proven vehicles, manufacturing capabilities and national dealer network is expected to create a platform for long-term growth. Workhorse’s Union City facility has the capacity to eventually produce up to 5,000 trucks per year.

●	Leveraging combined scale and strengths to reduce unit costs. Workhorse and Motiv believe that the combined company will compete more effectively with the industry’s pure-play electric and legacy OEMs. Workhorse and Motiv believe the combined company will capitalize on new opportunities to serve more customers with a more competitively advantaged electric offering than gas/diesel trucks and buses on a TCO basis.

●	Joining complementary customer bases. Workhorse and Motiv believe the next phase of large-scale adoption of medium-duty electric trucks in North America will be driven by national-scale commercial fleets with tested and piloted multi-depot EV truck operations. Together, Motiv and Workhorse have served 10 of the largest medium-duty fleets in North America[3], positioning the combined company to expand adoption through these existing relationships with likely early scalers.

●	Establishing a strong financial foundation. The companies believe that the transaction strengthens the combined company’s financial position and creates opportunities for margin expansion, enabling greater flexibility to pursue future growth initiatives. With a simplified capital structure, the combined company also expects to be better positioned to raise additional capital post-close.

●	Presenting significant synergy opportunities. The companies believe there is the potential to achieve at least $20 million of cost synergies, including through R&D, G&A, and facility cost-reductions by the end of 2026. The combined companies also intend to utilize a product and engineering approach to maximize the use of common software, hardware, and IP across its Class 4-6 platforms to pursue additional cost savings, an enhanced technology baseline and a best-in-class customer experience with limited downtime and optimized TCO.

[3]	Valgen and Motiv internal data.

Transaction Details

Under the terms of the merger agreement, Motiv will be merged with a newly created subsidiary of Workhorse in exchange for newly issued shares of Workhorse common stock. Upon completion of the transaction, on a fully diluted basis, Motiv’s controlling investor initially will own approximately 62.5% of the combined company, Workhorse shareholders will own approximately 26.5% and Workhorse’s existing senior secured lender will have rights to receive common stock that represent approximately 11%, all of which are subject to certain potential adjustments and additional future dilution. Pursuant to the transaction, certain stockholders of Motiv, to the extent they are also holders of financial indebtedness of Motiv, agreed to cancel their financial indebtedness to Motiv in exchange for Workhorse common stock. Additional information regarding Workhorse’s agreement with its secured lender and select other parties will be available in the Company’s SEC filings.

In connection with the proposed merger transaction, Workhorse also completed two transactions with entities affiliated with Motiv’s controlling investor: the SLB transaction for Workhorse’s Union City, Indiana manufacturing facility for $20 million and the secured, convertible note financing for $5 million, each of which were consummated at the time of execution with the merger agreement. These transactions are expected to provide near-term liquidity to fund Workhorse’s operations through closing and to provide capital to pay down debt owed to Workhorse’s existing senior secured lender. At closing of the merger, all remaining indebtedness to such lender, including all warrants currently held by the lender, will be repaid and/or cancelled, with the only remaining secured indebtedness of the combined companies being the $5 million secured, convertible note held by Motiv’s controlling investor, which may convert to equity in connection with post-closing financing.

In addition, the merger agreement includes a condition to closing that entities affiliated with Motiv’s controlling investor will provide $20 million in debt financing at the completion of the transaction, of which approximately $10 million is expected to be available in a revolving credit facility and an additional $10 million is expected to be available to fund manufacturing costs associated with confirmed purchase orders of the combined company in an ABL facility. The combined company also will seek to raise additional equity financing to fund its go forward strategic execution.

Timing and Approvals

The transaction is expected to close in the fourth quarter of 2025, subject to Workhorse shareholder approval and other customary closing conditions, including the debt financing commitment noted above.

Letter to Workhorse Shareholders

Workhorse also issued a letter to its shareholders highlighting the strategic and financial benefits of the proposed transaction. The full letter from Rick Dauch, Workhorse CEO, can be accessed here.

Conference Call

Workhorse and Motiv management will hold a joint conference call on Tuesday, August 19, at 10:00 a.m. Eastern Time (7:00 a.m. Pacific time) to discuss the proposed transaction and Workhorse’s second quarter 2025 financial results.

U.S. dial-in: 877-407-8289
International dial-in: 201-689-8341

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investor Relations section of Workhorse's website.

A telephonic replay of the conference call will be available after 11:00 a.m. Eastern time on the same day through August 26, 2025.

Toll-free replay number: 877-660-6853

International replay number: 201-612-7415

Replay ID: 13755381

Shareholder Questions

Workhorse shareholders are invited to submit questions in advance of the call. Questions should be submitted in writing to shareholder@workhorse.com by 4:00 p.m. ET on August 18, 2025.

Advisors

Stifel/Miller Buckfire are serving as financial advisors to Workhorse, and Taft Stettinius & Hollister LLP is serving as legal counsel. Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor to Workhorse.

TD Cowen is serving as financial advisor to Motiv, and DLA Piper LLP (US) is serving as legal counsel.

About Workhorse Group Inc.

Workhorse Group Inc. (Nasdaq: WKHS) is a technology company focused on pioneering the transition to zero-emission commercial vehicles. Workhorse designs and builds its vehicles in the United States at the Workhorse Ranch in Union City, Indiana. The company’s best-in-class vehicles are designed for last-mile delivery, medium-duty operations, and a growing range of specialized applications. For more information, visit www.workhorse.com.

About Motiv Electric Trucks

Founded in 2009 and headquartered in the San Francisco Bay Area, Motiv is a leading manufacturer of medium duty, zero-emission electric trucks and buses. Motiv produces a range of vehicles; including step vans, shuttle buses, box trucks and work trucks, all of which eliminate tailpipe CO2 emissions and particulate matter, while offering drivers and passengers a more comfortable, healthier and safer ride.

Motiv’s combination of operational cost savings and environmental performance helps customers meet increasingly stringent emissions and pollution standards as well as achieve their own Net-Zero, ESG or other climate impact-related pledges and commitments. More information about the company’s products, services and career opportunities is available at www.motivtrucks.com.

Additional Information and Where to Find It

In connection with the proposed transaction, Workhorse intends to file with the SEC a Proxy Statement on Schedule 14A (the “Proxy Statement”). Workhorse may also file other relevant documents with the SEC regarding the transactions described herein. This document is not a substitute for the Proxy Statement or any other document that Workhorse may file with the SEC. Any Definitive Proxy Statement (if and when available) will be mailed to shareholders of Workhorse. SHAREHOLDERS OF WORKHORSE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTIONS DESCRIBED HEREIN, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE, AS THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT WORKHORSE, THE PROPOSED TRANSACTIONS DESCRIBED HEREIN, AND RELATED MATTERS. Shareholders will be able to obtain a free copy of the Proxy Statement (if and when available) and other relevant documents once such documents are filed with the SEC from the SEC’s website at www.sec.gov, or by directing a request by mail to Workhorse Group Inc., 3600 Park 42 Drive, Suite 160E, Sharonville, Ohio 45241, or from the Workhorse’s website at www.ir.workhorse.com.

Participants in the Solicitation

Workhorse and certain of its directors and officers may be deemed to be “participants” in the solicitation of proxies in respect of the proposed transaction. Information concerning the directors and officers of the Company and interests of the persons who may be considered “participants” in the solicitation is set forth in Amendment No. 1 to Workhorse’s Annual Report on Form 10-K for the year ended December 31, 2024, including under the headings “Item 10. Directors, Executive Officers and Corporate Governance”, “Item 11. Executive Compensation”, “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Item 13. Certain Relationships and Related Transactions, and Director Independence”, filed with the SEC on April 30, 2025, and available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1425287/000121390025037631/ea0239686-10ka1_workhorse.htm. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions. Copies of these documents can be obtained, without charge, at the SEC’s website at www.sec.gov, or by directing a request to Workhorse at the address above, or at www.ir.workhorse.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical fact included or incorporated by reference in this press release, including, among other things, statements regarding the proposed merger transaction between Workhorse and Motiv, future events, plans and anticipated results of operations, business strategies, the anticipated benefits of the proposed transaction, the anticipated impact of the proposed transaction on the combined company’s business and future financial and operating results, the expected amount and timing of synergies from the proposed transaction, the anticipated closing date for the proposed transaction and other aspects of the combined company’s operations or operating results are forward-looking statements. Forward-looking statements may be identified by the use of the words “believe”, “plan”, “expect”, “estimate”, “budget”, “schedule”, “forecast”, “intend”, “anticipate”, “target”, “project”, “contemplate”, “predict”, “potential”, or “continue”, and similar words or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “should”, “might”, “will” or “will be taken”, “occur” or “be achieved”. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, Workhorse expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future performance and involve certain risks, uncertainties and other factors beyond the parties’ control. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements.

The following risks and uncertainties, among others, could cause actual results or events to differ materially from those described in forward-looking statements: the parties’ ability to successfully integrate their businesses and technologies, which may result in the combined company not operating as effectively and efficiently as expected; the risk that the expected benefits and synergies of the proposed transaction may not be fully achieved in a timely manner, or at all; the risk associated with Workhorse’s ability to obtain the approval of its shareholders required to consummate the proposed transaction and the timing of the closing of the proposed transaction, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all or the failure of the transaction to close for any other reason or to close on the anticipated terms; the risk that any regulatory approval, consent or authorization that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction; unanticipated difficulties, liabilities or expenditures relating to the transaction; the effect of the announcement, pendency or completion of the proposed transaction on the parties’ business relationships and business operations generally; the effect of the announcement or pendency of the proposed transaction on Workhorse’s common stock prices and uncertainty as to the long-term value of the combined company’s common stock; risks that the proposed transaction disrupts current plans and operations of the parties and their respective management teams and potential difficulties in hiring or retaining employees as a result of the proposed transaction; our ability to develop and manufacture our product portfolio, including the W4 CC, W750, and W56 and other programs; our ability to attract and retain customers for our existing and new products; ongoing and anticipated changes in the U.S. political environment, including those resulting from the new Presidential Administration, control of Congress, and changes to regulatory agencies; the implementation of changes to the existing tariff regime by the new Presidential Administration and measures taken in response to such tariffs by foreign governments; risks associated with obtaining orders and executing upon such orders; the unavailability, reduction, elimination or adverse application of government subsidies and incentives or any challenge to or failure by the federal government, states or other governmental entities to adopt or enforce regulations such as the California Air Resource Board’s Advanced Clean Fleet regulation; changes in attitude toward environmental, social, and governance matters among regulators, investors, and parties with which we do business; supply chain disruptions, including constraints on steel, semiconductors and other material inputs and resulting cost increases impacting us, our customers, our suppliers or the industry; our ability to capitalize on opportunities to deliver products to meet customer requirements; our limited operations and need to expand and enhance elements of our production process to fulfill product orders; our general inability to raise additional capital to fund our operations and business plan; our ability to receive sufficient proceeds from our current and any future financing arrangements to meet our immediate liquidity needs and the potential costs, dilution and restrictions resulting from any such financing; our ability to maintain compliance with the listing requirements of the Nasdaq and the impact of any steps we have taken, including reverse splits of our common stock, on our operations, stock price and future access to funds; our ability to protect our intellectual property; market acceptance of our products; our ability to obtain sufficient liquidity from operations and financing activities to continue as a going concern and, our ability to control our expenses; the effectiveness of our cost control measures and impact such measures could have on our operations, including the effects of furloughing employees; potential competition, including without limitation shifts in technology; volatility in and deterioration of national and international capital markets and economic conditions; global and local business conditions; acts of war (including without limitation the conflicts in Ukraine and the Middle East) and/or terrorism; the prices being charged by our competitors; our inability to retain key members of our management team; our inability to satisfy our customer warranty claims; the outcome of any regulatory or legal proceedings, including with Coulomb Solutions Inc.; our ability to realize the benefits of the sale and leaseback transaction of our Union City Facility; and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission (“SEC”).

Additional information on these and other factors that may cause actual results and Workhorse’s performance to differ materially is included in Workhorse’s periodic reports filed with the SEC, including, but not limited to, Workhorse’s Annual Report on Form 10-K for the year ended December 31, 2024, including those factors described under the heading “Risk Factors” therein, and Workhorse’s subsequent Quarterly Reports on Form 10-Q. Copies of Workhorse’s filings with the SEC are available publicly on the SEC’s website at www.sec.gov or may be obtained by contacting Workhorse. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. These forward-looking statements are made only as of the date hereof, and Workhorse undertakes no obligations to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

No Offer or Solicitation

This press release is not intended to and does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

No offering of securities will be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or an exemption therefrom.

Contacts

Workhorse

Media:

Aaron Palash / Greg Klassen
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

Investor Relations:

Tom Colton and Greg Bradbury
Gateway Group
949-574-3860
WKHS@gateway-grp.com

Motiv

John Williams

+1-206-660-5503, john.williams@motivps.com